PRESS RELEASE

May 27, 2010
For Immediate Release

For Further Information Contact:                  William J. Wagner
                                                  Chairman, President and
                                                  Chief Executive Officer
                                                  Chicopee Bancorp, Inc.
                                                  70 Center Street
                                                  Chicopee, Massachusetts 01013
                                                  (413) 594-6692

                   CHICOPEE BANCORP AND CHICOPEE SAVINGS BANK
                             ANNOUNCE APPOINTMENT OF
                 GUIDA R. SAJDAK AS NEW CHIEF FINANCIAL OFFICER

May 27, 2010 - Chicopee, Massachusetts, Chicopee Bancorp, Inc. (NASDAQ: CBNK) (the "Company"), the holding company for Chicopee Savings Bank (the "Bank"), today announced that Guida R. Sajdak has been appointed as the Chief Financial Officer of the Company and Bank.

Ms. Sajdak has over 20 years experience in the banking business, with her banking career beginning at the Company and Bank in 1989. Ms. Sajdak earned numerous promotions throughout her career with us, with her latest position as Senior Vice President of Finance.

Ms. Sajdak earned a Bachelor of Science degree from Western New England College. Ms. Sajdak is a long-time resident of western Massachusetts and she currently resides in Ludlow, Massachusetts.

William J. Wagner, Chairman of the Board, President and Chief Executive Officer of the Company and Bank, stated "The Board of Directors is pleased to announce the promotion of Guida R. Sajdak. Her high level of experience further bolsters our management team for continued growth in these challenging economic times."

Ms. Sajdak is expected to commence her new duties on July 1, 2010. Ms. Sajdak replaces W. Guy Ormsby as Chief Financial Officer, who retires effective June 30, 2010.

Chicopee Bancorp, Inc. and Chicopee Savings Bank are headquartered in Chicopee, Massachusetts. Chicopee Savings Bank is a full-service, community oriented financial institution offering products and services to individuals and businesses through nine offices located in western Massachusetts.